Exhibit 10.1

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
(Michael P. Whitman)

This Second Amendment to Second Amended and Restated Employment Agreement dated as of February 6, 2009 (this “Second Amendment”), is made by and between Power Medical Interventions, Inc., a Delaware corporation (the “Company”), and Michael P. Whitman (“Executive”).

WHEREAS, the Company and Executive are parties to a Second Amended and Restated Employment Agreement dated March 23, 2007, which agreement was amended by a First Amendment to Second Amended and Restated Employment Agreement, dated as of February 4, 2008 (the “Original Agreement”); and

WHEREAS, the parties have been negotiating an amendment to the Original Agreement since November, 2008 and desire to further amend certain provisions of the Original Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Original Agreement, the parties hereby agree as follows:

1.                                       Defined Terms.  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Original Agreement.

2.                                       Employment Term.  Section 2 of the Original Agreement is hereby amended to delete Section 2 in its entirety and to insert the following in its place:

a.                                       Employment Term.  The term of Executive’s employment pursuant to this Agreement commenced on January 1, 2007 (the “Effective Date”), and continues until December 31, 2010, unless earlier terminated pursuant to the provisions of Section 8 below.  The term of this Agreement shall thereafter be automatically renewed for additional twenty-four (24) month periods unless written notice to the contrary shall be given by either party to the other party not less than one hundred eighty (180) days prior to the end of the initial term or any renewal term that the term shall not thereafter be renewed.  The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”

3.                                       Salary.  Section 4.1 of the Original Agreement is hereby amended to delete Section 4.1(b) in its entirety and to insert the following in its place:

a.                                       Salary for 2009 and Subsequent Years.  For calendar year 2009, Executive’s Salary shall be paid at an annual rate of $385,000.  For each calendar year thereafter, Executive’s Salary shall be increased each year by the percentage increase in the US Department of Labor’s Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers in the NY-NJ-CT-PA

metropolitan area Series number CWURA101SA0 (“CPI”) for October of the preceding calendar year, the intent being to provide Executive with a minimum Salary of $385,000 plus the amount of the annual CPI adjustments (“Minimum Salary”).  In no event shall Executive’s Salary be decreased below the Minimum Salary.  In addition, the Company agrees that the Executive’s Salary and performance will be reviewed at least annually by the Board to determine if any additional change in compensation is appropriate.

4.                                       Bonus.  Section 4.2 of the Original Agreement is hereby amended to delete Sections 4.2(c) and (d) in their entirety and to insert the following provisions in their place:

a.                                       2008 Cash Bonus.  On or before December 31, 2008, the Company shall pay Executive a cash bonus of $115,000 for his performance in 2008.

b.                                      Cash Bonuses for 2009 and Subsequent Years.

(i)                                     General.  For each year of the Term commencing in 2009, Executive shall be eligible to receive three types of annual performance cash bonuses.  One annual bonus will be based on the Company’s revenue (the “Revenue Bonus”), another annual bonus will be based on the Company’s operating income (or loss) (the “Operating Income Bonus”), and the third potential annual bonus will be determined by the Board in its sole discretion based upon Executive’s performance (the “Discretionary Bonus”).  The target amount of the sum of the annual bonuses for a given year shall be 50% of Executive’s Salary for such year.  The sum of the annual bonuses may exceed the target amount to the extent that the Company’s goals are exceeded.  The formulae for determining the amounts of the annual bonuses, set forth below, will assign different weights to each of the three bonuses, such that 60% of the target amount will be based on the Company’s revenue, 25% will be based on the Company’s operating income (or loss) and 15% will be determined by the Board in its sole discretion.

(ii)                                  Determination of Goals.  Prior to the beginning of each year, after negotiations with Executive, the Board shall determine goals for revenue and operating income (or loss) to be achieved by the Company during the upcoming year along with other goals and objectives for the Company.

(iii)                               Revenue Bonus.  On or before March 30 of each year, commencing in March 2010, the Company shall calculate the Revenue Bonus payable to Executive for the previous year, based upon the formula set forth below:

RB =                      (S x 0.6)  x  AR

2             GR

Where:

RB =                      the amount of the Revenue Bonus for a given year; provided, however, that this amount shall not exceed 90% of Executive’s Salary.

  S =                         Executive’s Salary for such year;

AR =                    the actual gross revenues recognized by the Company for such year; and

GR =                      the Company’s goal for gross revenues for such year.

(iv)                              Operating Income Bonus.  On or before March 31 of each year, commencing in March 2010, the Company shall calculate the Operating Income Bonus payable to Executive for the previous year, based upon the applicable formula set forth below:

If AOI and GOI (each as defined below) are both negative numbers:

OIB  =  (S x 0.25)  x  GOI

2              AOI

If AOI and GOI are both positive numbers:

OIB  =  (S x 0.25)  x  AOI

2              GOI

If AOI is a positive number and GOI is a negative number:

OIB  =  (S x 0.25)  x  (AOI - 2GOI)

2               (GOI x -1)

If AOI is a negative number and GOI is a positive number:

OIB  =  (S x 0.25) x        (GOI)

2            (GOI -2AOI)

Where:

OIB  =  the amount of the Operating Income Bonus for a given year; provided, however, that this amount shall not exceed 37.5% of Executive’s Salary.

S  =  Executive’s Salary for such year;

AOI =               the actual operating income (or loss) recognized by the Company for such year; and

GOI =                 the Company’s goal for operating income (or loss) for such year.

(iv)                              Discretionary Bonus.  On or before March 30 of each year, commencing in March 2010, the Company shall pay Executive a cash bonus in an amount, if any, which shall be determined by the Board in its sole discretion; provided, however, that the target amount of the Discretionary Bonus is equal to 7.5% of Executive’s Salary and the maximum amount of the Discretionary Bonus is equal to 22.5% of Executive’s Salary.

c.                                       Conditional Upon Employment.  Subject to Section 4.2(e) below, any bonus payable with respect to a given year shall be contingent upon Executive serving as an executive officer of the Company at all times during such year and shall be paid by March 30 of the year following the performance period.

d.                                      Change of Control.  Notwithstanding any other provision of this Section 4.2, in the event that the Company enters into a binding legal agreement with respect to a Change of Control (as defined in Section 9) during a given year, and the closing of the transaction occurs during such year or the subsequent year, then Executive’s annual bonuses for such year shall be equal to 50% of his Salary for such year and such bonuses shall be paid to him within seven days after the closing of the Change of Control transaction.  In addition, Executive shall be paid a special $25,000 transaction bonus upon closing a Change of Control transaction.

e.                                       Customary Deductions.  All amounts payable to Executive pursuant to this Section 4.2 shall be subject to customary and proper payroll deductions.

5.                                       2009 Stock Options.

a.                                       On January 13, 2009 the Company granted to Executive a nonqualified option (the “2009 Option”) to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant.  The 2009 Option shall be subject to vesting requirements such that 5,209 shares shall be deemed to have vested on January 31, 2009, and an additional 5,209 shares shall vest at the end of each month thereafter; provided, however, that 100% of the shares shall become vested (i) immediately prior to the closing of a Change of Control, or (ii) immediately after termination of Executive’s employment without Cause.

b.                                      Subject to Section 5(c), on January 13, 2009, the Company’s Board agreed to grant to Executive a nonqualified option (the “2009 Exchange Option”) to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant upon satisfaction of the conditions described in Section 5(c) below.  The 2009 Exchange Option shall be subject to vesting requirements such that 5,209 shares shall be deemed to have vested on January 31, 2009, and an additional 5,209 shares shall vest, or be deemed to have vested as the case may be, at the end of each month thereafter; provided, however, that 100% of the shares shall become vested (i) immediately prior to the closing of a Change of Control, or (ii) immediately after termination of Executive’s employment without Cause.

c.                                       The Company’s grant of the 2009 Exchange Option shall be subject to the following conditions: (i) the Company’s stockholders shall have duly approved an amendment to the Company’s 2007 Equity Incentive Plan that would permit senior executives of the Company to exchange outstanding stock options for new stock options under exchange plans approved by the Board; and (ii) Executive shall have tendered to the Company for cancellation the nonqualified option granted to him on January 23, 2008, for 413,768 shares of common stock (the “2008 Option”), and Executive shall not have exercised such option in full or in part.

d.                                      If a Change of Control occurs prior to the 2009 Exchange Option having been issued, the Company will pay Executive a bonus equal to:

B  =  250,000 x (SP - .35) – 2008O

Where:

B  =  the amount of this special bonus.

SP  =  the price per share received by Company stockholders in the Change of Control transaction

2008O  =  the aggregate proceeds received or receivable by Executive with respect to the 2008 Option upon the completion of the Change of Control transaction

The intent of this Section 5(c) is to provide the same economic benefit to Executive as if the transaction contemplated by subsection (b) above were implemented on January 13, 2009 and this Section 5(d) shall terminate and be of no further force or effect following the issuance of the 2009 Exchange Option.

6.                                       Termination.  Section 8.1(b) of the Original Agreement is hereby amended to read as follows:

a.                                       Upon involuntary termination by the Company, subject to the requirements of applicable law, upon determination by the Company that Executive has become Permanently Disabled (as defined in Section 9);

7.                                       Continued Benefits Following Termination.  Section 8.2(c) of the Original Agreement is hereby amended to read in its entirety as follows:

a.                                       If Executive’s employment is terminated pursuant to Section 8.1(e) or (f) (i.e., Without Cause or Employer’s Breach), then (i) Company shall continue to pay to Executive his Salary in effect as of the date immediately prior to the effective date of such termination, for the remainder of the term referenced in Section 2, (ii) Company shall continue to provide health benefits contemplated by Section 4, for the remainder of the term referenced in Section 2 and Company shall pay to Executive $2,500 per month for the remainder of the term referenced in Section 2 in lieu of the other benefits and payments contemplated by Section 4, (iii) all unvested shares under the 2007 Stock Option or 2008 Stock Option, as the case may be, shall immediately become fully vested and exercisable if they previously have not become so vested and exercisable, and (iv) Executive shall have all other rights and remedies available to him at law or in equity arising out of Company’s breach.

8.                                       Severance Upon Change of Control.  Section 8.2(d) of the Original Agreement is hereby amended to delete the percentage “150%” and to insert in its place the percentage “300%” and to add the following sentence after the end of the existing Section 8.2(d):  Notwithstanding the preceding sentence, the severance payment shall be paid in a single lump sum within thirty (30) days of the date of termination only if the transaction constituting a Change of Control under this Agreement is also a “change in control event” within the meaning of such term under Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”).  If the transaction constituting the Change of Control is not a “change in control event” within the meaning of such term under Section 409A of the Code or Executive’s employment is terminated under this Section 8.2(d), then the severance payment shall be paid in installments as described in Section 8.2(c) above.

9.                                       Parachute Payment.  If any payment or benefit Executive would receive pursuant to this Agreement (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, which such amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greatest amount of the

Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “Parachute Payments” is necessary so that the Payment equals the Reduced Amount, the Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive.  Where more than one payment has the same value for this purpose and they are payable at different times they shall be reduced on a pro rata basis.

10.                                 Release.  Section 8.2 of the Original Agreement is hereby amended to add the following subsection immediately after subsection 8.2(d):

e.                                       Notwithstanding any provision to the contrary in this Agreement, Executive shall not be entitled to receive any payments or benefits pursuant to this Section 8.2 unless he first executes and delivers to the Company a general release of claims against the Company and its affiliates in form and substance reasonably satisfactory to the Company.  Without prejudice to any other right or remedy to which the Company may be entitled, the Company may terminate its obligations under Section 8.2 if Executive breaches his obligations under Sections 5, 6.1(b), 8.3 and 10.

11.                                 409A Delay of Payment.  Section 8.2 of the Original Agreement is hereby amended to add the following subsection immediately after subsection 8.2(e) added under Paragraph 8 above:

f.                                         Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as such term is defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive), until the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company (within the meaning of such term under Section 409A of the Code).  If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation of service” with the Company.  If Executive dies during the postponement period prior to the payment of postponed amount, the postponed amount shall be paid to the personal representative of Executive’ s estate within 60 days after the date of Executive’s death.  A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Compensation Committee of the Board or its designee.  The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee of the Board or its designee in accordance with the provisions of Sections 416(i) and 409A of the Code.

12.                                 Application of Section 409A of the Internal Revenue Code.  The second sentence of Section 8.2(b) of the Original Agreement is hereby deleted and a new Section 10.12 is hereby added to the Original Agreement to read in its entirety as follows:

10.12                     Application of Section 409A of the Internal Revenue Code.  This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed.  Executive shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under Section 409A of the Code.  For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement shall only be made upon Executive’s “ separation from service” (within the meaning of such term under section 409A of the Code)  In no event shall Executive, directly or indirectly, designate the calendar year of payment, except as permitted under Section 409A of the Code.  All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

13.                                 Ratification.  The Original Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Original Agreement shall, together with this Second Amendment, be read and construed as a single agreement.

14.                                 Governing Law.  This Second Amendment shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its principles of conflict of laws.

15.                                 Counterparts.  This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Second Amended and Restated Employment Agreement as an instrument under seal as of the date first written above.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ Charles W. Federico
Name: Charles W. Federico
Title: Director

EXECUTIVE:

/s/ Michael P. Whitman
Michael P. Whitman